Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE (January 13, 2004)

Contacts:

UnionBanCal Corporation	Business Bancorp
John A. Rice, Jr., (415) 765-2969 SVP – Investor Relations Joanne Curran, (213) 236-5017 SVP – Public Relations	Alan J. Lane, (909) 888-2265 Chief Executive Officer

Business Bancorp Shareholders

Approve Merger with Union Bank of California;

Merger Scheduled to Close January 15

SAN FRANCISCO – UnionBanCal Corporation (NYSE:  UB), parent company of Union Bank of California, N.A., jointly announced today with Business Bancorp (NASDAQ:  BZBC), parent company of Business Bank of California, approval by Business Bancorp shareholders for the proposed merger of Business Bank of California into Union Bank of California, N.A.  The companies also announced that Business Bancorp has waived its right to terminate the merger agreement related to the valuation of UnionBanCal Corporation’s common stock and their intention to complete the merger on January 15, 2004, subject to satisfying the closing conditions of the merger as described in the merger agreement.

Based on the election forms received from Business Bancorp shareholders by the election deadline of January 9, 2004, Business Bancorp shareholders will receive an aggregate of approximately $22.7 million in cash (including $4.8 million added as a result of the exercise of Business Bancorp stock options) and 2.0 million shares of UnionBanCal common stock.  Based on the $57.04 average closing price of UnionBanCal common stock during the valuation period specified in the merger agreement, Business Bancorp shareholders will receive per share consideration of approximately:

•                  $28.57 in cash, if they made a cash election;

•                  $28.57 in cash, if they made no election; or

•                  0.533434 of a share of UnionBanCal common stock, if they made a stock election.

(more)

Union Bank will not issue any fractional shares.  Instead, Business Bancorp shareholders will receive cash in lieu of any fractional shares of UnionBanCal common stock based on the $57.04 average closing price of UnionBanCal common stock.

Based in San Francisco, UnionBanCal Corporation is a bank holding company with assets of $42.6 billion at September 30, 2003.  Its primary subsidiary is Union Bank of California, N.A., the third largest commercial bank in California.  Union Bank of California, N.A., has 278 banking offices in California, 4 banking offices in Oregon and Washington and 20 international facilities.  The web site is located at www.uboc.com.

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Forward-Looking Statements

The following appears in accordance with the Private Securities Litigation Reform Act:  This press release includes forward-looking statements that involve risks and uncertainties.  Forward-looking statements can be identified by looking at the fact that they do not relate strictly to historical or current facts.  Often, they include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  A number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, credit quality of borrowers, operational factors, competition in the geographic and business areas in which the Company conducts its operations, and global political and general economic conditions.  A complete description of the Company, including related risk factors, is discussed in the Company’s public filings with the Securities and Exchange Commission, which are available by calling (415) 765-2969 or online at http://www.sec.gov.  All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.